Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated June 21, 2019 in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Ironwood Multi-Strategy Fund LLC filed with the Securities and Exchange Commission in this initial filing to the Registration Statement under the Securities Act of 1933.

/s/ Ernst & Young LLP

Chicago, IL
July 10, 2019